Exhibit 99.1

                 BAKER DETERMINES FINANCIAL ACCOUNTING TREATMENT
                    RELATED TO STATE SALES AND USE TAX ISSUE

PITTSBURGH (11/21/06) -

         Michael Baker Corporation (the "Company") (Amex:BKR) said today that it has completed the determination of the financial accounting treatment related to the receipt of a letter from a state Department of Revenue advising that the Company's November 2006 payment of sales and use taxes and related interest totaling approximately $121,000 satisfies the terms of that state's voluntary disclosure program and that no further taxes are due for the period January 1, 2002 through August 31, 2006.

         Accordingly, the Company has determined that it will reverse an amount of $4.7 million, which represents the net of the amount accrued as a liability for potential sales and use taxes and related interest less the payment referenced above, for the time period above. That reversal, and its expected effect on the Company's effective tax rate, which will be included in the Company's fourth quarter 2006 financial results, equates to approximately $0.30 to $0.33 of earnings per diluted common share.

         Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients' most complex challenges worldwide. The firm's primary practice areas are aviation, environmental, facilities, geospatial information technologies, pipelines and telecommunications, transportation, water/wastewater, and oil & gas. With more than 5,000 employees in over 40 offices across the United States and internationally, Baker is focused on providing services that span the complete life cycle of infrastructure and managed asset projects.

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CONTACT:
David Higie

E-MAIL:
dhigie@mbakercorp.com